Exhibit 99.1

ITW NEWS RELEASE

ITW Reports Diluted Income Per Share from Continuing Operations of $0.36 in the 2009 Second Quarter Despite Higher Than Expected Tax Rate; Operating Margins of 9.9 Percent Improve 410 Basis Points Versus the 2009 First Quarter; Company’s Free Operating Cash Flow Totals Strong $567 Million in the Quarter

GLENVIEW, ILLINOIS—July 22, 2009—Illinois Tool Works Inc. (NYSE: ITW) today reported diluted income per share from continuing operations of $0.36 in the 2009 second quarter as cumulative restructuring activities helped drive income and operating margins to significantly higher levels versus the 2009 first quarter. In the 2009 second quarter, operating income of $334.8 million equated to operating margins of 9.9 percent. Excluding the impact of impairment charges in the 2009 first quarter, second quarter operating margins were 410 basis points higher than the preceding quarter.

Second quarter 2009 operating revenues of $3.393 billion were 25.5 percent lower than the year ago period as end markets stabilized but remained weak around the world. As a result, the Company’s base revenues declined 22.2 percent in the 2009 second quarter versus a year ago, with North American base revenues decreasing 26.8 percent and international base revenues declining 17.3 percent. Second quarter operating margins of 9.9 percent were 670 basis points lower than the year-ago quarter, with base margins declining 400 basis points. Diluted income per share from continuing operations of $0.36 was 64.4 percent lower than the year-ago period. However, the Company’s effective tax rate of 34.0 percent in the second quarter was higher than the April 2009 forecasted second quarter tax rate of 25.0 percent, resulting in five cents of reduced earnings. The higher tax rate in the second quarter was due to discrete tax adjustments related to German tax audits and the previously announced reclassification of Decorative Surfaces to continuing operations.

The Company’s strong second quarter free operating cash flow of $567 million was $213 million higher than the year-ago period and was largely driven by reductions in working capital. In the quarter, the net income to free operating cash flow conversion rate was 321 percent. First half 2009 free operating cash flow totaled $950 million.

“We are pleased the Company’s base revenues appear to have stabilized during the second quarter as well as with the significant improvement in our operating performance compared to the 2009 first quarter,” said David B. Speer, ITW’s chairman and chief executive officer. “Notably, our operating margins of nearly 10 percent in the second quarter were driven by improved margin performance in all eight of our operating segments. These segments all benefited from our aggressive and targeted restructuring programs. We incurred $65 million of restructuring in the quarter, bringing our year-to-date total to $98 million. And we expect to incur an additional $50 million to $70 million of restructuring dollars in the second half of 2009. These decentralized restructuring activities will have both short-term and long-term benefits for our Company and our earnings profile in 2009 and beyond.”

Highlights for the 2009 second quarter include:

*Worldwide revenues for the Power Systems and Electronics segment declined 38.6 percent in the quarter, with base revenues decreasing 36.5 percent. Total worldwide welding base revenues fell 37.0 percent as demand for capital equipment was weak in the quarter. The PC board fabrication businesses’ base revenues declined 59.2 percent in the quarter. Ground support equipment’s base revenues increased 4.0 percent in the quarter. Segment operating margins of 15.3 percent were 660 basis points lower than the year-ago period. Excluding the impact of impairment charges in the 2009 first quarter, second quarter operating margins were 260 basis points higher than the preceding quarter.

*Worldwide revenues for the Transportation segment declined 20.3 percent in the quarter, with base revenues decreasing 23.7 percent. Both metrics were significantly better than the 2009 first quarter. The sequential quarter-to-quarter improvement in base revenues was largely attributable to increased auto builds in Europe. Worldwide automotive base revenues declined 30.2 percent in the second quarter as North American auto builds fell 49 percent and international auto builds decreased 31 percent. Comparable North American and international first quarter 2009 auto builds declined 51 percent and 43 percent, respectively. Automotive aftermarket base revenues decreased 12.7 percent in the quarter. Operating margins of 4.8 percent were 1100 basis points lower than the year ago period. Excluding the impact of impairment charges in the 2009 first quarter, second quarter operating margins were 800 basis points higher than the preceding quarter.

*Worldwide revenues for the Food Equipment segment declined 16.2 percent in the second quarter, with base revenues decreasing 8.5 percent. North American food equipment base revenues decreased 8.4 percent while international food equipment base revenues declined 10.2 percent in the quarter. Operating margins of 12.9 percent were 80 basis points lower than the year ago period but 260 basis points higher than the 2009 first quarter.

Looking ahead, the Company still believes it has limited visibility as to worldwide end markets. As a result, the Company is limiting its current forecast to the 2009 third quarter. The Company is forecasting third quarter 2009 diluted income per share from continuing operations to be in a range of $0.39 to $0.51. The 2009 third quarter forecast range assumes a total revenue range of -2 percent to +4 percent versus the 2009 second quarter. The Company expects to reinstate full-year guidance when longer-term visibility becomes more reliable.

This Earnings Release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements regarding operating performance, revenue growth, diluted income per share from continuing operations, restructuring expenses and related benefits, end market conditions and the Company’s related forecast. These statements are subject to certain risks, uncertainties and other factors which could cause actual results to differ materially from those anticipated. Important factors that could cause actual results to differ materially from the Company’s expectations are contained in ITW’s Form 10-K for 2008.

With $15.9 billion in 2008 revenues, ITW is a multinational manufacturer of a diversified range of value-adding and short lead-time industrial products and equipment. The Company consists of 875 business units in 54 countries and employs some 59,000 people.

Contact: John Brooklier, 847-657-4104 or jbrooklier@itw.com.

ILLINOIS TOOL WORKS INC.
(In thousands except per share data)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
STATEMENT OF INCOME	2009	2008	2009	2008
Operating Revenues	$3,392,906	$4,555,881	$6,539,285	$8,681,691
Cost of revenues	2,248,253	2,941,457	4,401,080	5,633,942
Selling, administrative, and R&D expenses	757,871	814,962	1,519,562	1,588,079
Amortization of intangible assets	51,947	42,303	102,517	82,442
Impairment of goodwill and other intangible assets	-	-	89,997	1,438
Operating Income	334,835	757,159	426,129	1,375,790
Interest expense	(43,886)	(36,588)	(75,322)	(74,055)
Other income/(expense)	(19,839)	24,294	(24,180)	3,161
Income from Continuing Operations Before Taxes	271,110	744,865	326,627	1,304,896
Income taxes	92,167	216,161	155,700	380,854
Income from Continuing Operations	$178,943	$528,704	$170,927	$924,042
Loss from Discontinued Operations	(2,378)	(614)	(33,736)	(92,331)
Net Income	$176,565	$528,090	$137,191	$831,711

Income Per Share from Continuing Operations:
Basic	$0.36	$1.01	$0.34	$1.76
Diluted	$0.36	$1.01	$0.34	$1.75

Loss Per Share from Discontinued Operations:
Basic	$(0.00)	$(0.00)	$(0.07)	$(0.18)
Diluted	$(0.00)	$(0.00)	$(0.07)	$(0.18)

Net Income Per Share:
Basic	$0.35	$1.01	$0.27	$1.59
Diluted	$0.35	$1.01	$0.27	$1.58

Shares Outstanding During the Period:
Average	499,389	521,488	499,290	523,894
Average assuming dilution	500,875	525,209	500,617	527,467

ESTIMATED FREE OPERATING CASH FLOW	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008

Net cash provided by operating activities	$624,082	$450,104	$1,071,083	$944,028
Less: Additions to PP&E	(57,402)	(95,982)	(121,338)	(184,987)
Free operating cash flow	$566,680	$354,122	$949,745	$759,041

ILLINOIS TOOL WORKS INC.
(In thousands)
	June 30,	March 31,	Dec 31,
STATEMENT OF FINANCIAL POSITION	2009	2009	2008
ASSETS
Cash & equivalents	$616,403	$1,121,099	$742,950
Trade receivables	2,393,176	2,209,690	2,571,987
Inventories	1,438,637	1,566,564	1,774,697
Deferred income taxes	218,125	208,018	206,496
Prepaids and other current assets	453,424	372,234	375,778
Assets held for sale	12,229	45,369	82,071
Total current assets	5,131,994	5,522,974	5,753,979

Net plant & equipment	2,137,982	2,068,742	2,109,432
Investments	450,889	458,502	465,894
Goodwill	4,677,193	4,410,202	4,517,550
Intangible assets	1,696,585	1,707,910	1,779,669
Deferred income taxes	82,448	80,460	75,999
Other assets	564,584	506,893	501,028
	$14,741,675	$14,755,683	$15,203,551

LIABILITIES and STOCKHOLDERS' EQUITY
Short-term debt	$180,511	$1,131,173	$2,433,973
Accounts payable	575,001	532,653	683,991
Accrued expenses	1,326,115	1,179,359	1,315,106
Cash dividends payable	154,892	154,781	154,726
Income taxes payable	206,219	173,416	216,751
Liabilities held for sale	5,454	20,140	20,546
Total current liabilities	2,448,192	3,191,522	4,825,093

Long-term debt	2,855,812	2,744,403	1,247,883
Deferred income taxes	139,167	90,306	125,089
Other liabilities	1,372,380	1,355,785	1,330,395
Total noncurrent liabilities	4,367,359	4,190,494	2,703,367

Common stock	5,323	5,320	5,318
Additional paid-in capital	146,116	122,511	105,497
Income reinvested in the business	9,022,927	9,001,254	9,196,465
Common stock held in treasury	(1,390,594)	(1,390,594)	(1,390,594)
Accumulated other comprehensive income	130,361	(376,219)	(253,211)
Noncontrolling interest	11,991	11,395	11,616
Total stockholders' equity	7,926,124	7,373,667	7,675,091
	$14,741,675	$14,755,683	$15,203,551